Exhibit 10.6

Amendment to License Agreement

AMENDMENT TO
JIFFY LUBE INTERNATIONAL, INC.
LICENSE AGREEMENT

THIS AMENDMENT AGREEMENT (the "Amendment") is entered into on June 30, 1992 by and between JIFFY LUBE INTERNATIONAL, INC., a Nevada corporation with its principal place of business at 700 Milam, Houston, Texas 77002 ("JLI"), and CB Lubes, Inc., Congress Corporate Plaza, 902 Clint Moore Road, Suite 100, Building 4, Boca Raton, Florida 33487 ("Franchisee");

WHEREAS, JLI and Franchisee are parties to a Jiffy Lube International,
Inc. License Agreement or Franchise Agreement dated June 30, 1992 for Jiffy Lube service center No. 1333, 6304 North Blvd., Raleigh, North Carolina 27604 (the "Agreement");

WHEREAS, JLI and Franchisee desire to amend the Agreement as set forth in this Amendment;

NOW THEREFORE, the parties agree as follows:

1. Definitions

   1.1 For purposes of this Amendment:
       "Service Center" means the Jiffy Lube service center to which the Agreement is applicable.
       "Pennzoil" means Pennzoil Company.
       "PPC" means Pennzoil Products Company.
       The term "affiliates means an entity controlling, controlled by, or under common control with entity referred to.

1.2 All other capitalized terms used but not defined in this Amendment shall have the same meaning as in the Agreement.

2. Royalty Fee

Notwithstanding anything to the contrary in the Agreement:

   2.1 Franchisee shall pay JLI a monthly Royalty Fee equal to five percent (5%) of the Gross Sales of the Service Center, as Gross Sales is defined in Paragraph 2.2 below. The Royalty Fee is due and payable on or before the fifteenth (15th) of each month, based on Gross Sales for the preceding month. If (i) Franchisee is then current on its royalty obligation to JLI under the Agreement, and (ii) Franchisee's monthly sales report is received by JLI by the fifteenth (15th ) of the month, and (iii) Franchisee's full monthly Royalty Fee is received at a lockbox, or wire transferred to an account, designated by JLI on or before the fifteenth (15th) of the month, then Franchisee shall be entitled to deduct from the Royalty Fee prompt payment discount equal to one percent (1%) of the Gross Sales of the
Service Center for the 	preceding month.
   2.2 For the purposes of the Agreement, Gross Sales shall mean the entire amount of sales and business receipts of the Service Center, including, but not limited to, retail sales and any other sums or the value of any services received or charged for services provided, but excluding the amount of any sales and use taxes, gross receipts taxes, and similar taxes paid by Franchisee based on sales; any bona fide refunds or discounts from the original purchase price; and sales of used motor oil and other recovered fluids or materials.
   2.3 If Franchisee has made timely royalty payments at or above the rate set forth in Paragraph 2.1 on all business done on and after June 1, 1991, the effective date of Paragraph 2.1 shall be June 1, 1991. Otherwise, the effective date of Paragraph 2.1 shall be the first day of the month nearest the date of execution of this Amendment.

3. Advertising

Notwithstanding anything to the contrary in the Agreement:

   3.1 Franchisee shall spend or contribute five percent (5%) of Gross Sales for advertising and promotion of the Service Center, as follows:

      3.1.1 If a Cooperative applicable to the Service Center has been established or is established pursuant to the terms of the Agreement, Franchisee shall contribute monthly to the Cooperative the entire five percent (5%) of Gross Sales, unless JLI has consented in writing to the Cooperative's assessment of monthly contributions at a rate of less than five percent of Gross Sales, in which case Franchisee shall contribute to the Cooperative at the rate consented to by JLI and spend the balance of the five percent of Gross Sales on local advertising. Franchisee acknowledges that JLI's right of approval with respect to a Cooperative under the Agreement include the right to monitor and/or audit advertising expenditures by the Cooperative.

      3.1.2 If no Cooperative has been or is established, or if Franchisee is not required to become a member of an otherwise applicable Cooperative, Franchisee shall spend five percent (5%) of Gross Sales on local advertising. Franchisee shall be deemed to have satisfied this requirement if Franchisee's aggregate calendar-year expenditures on local advertising equal or exceed five percent of the aggregate Gross Sales of the Service Center during such calendar year.

      3.1.3 Upon request of JLI, Franchisee shall make available to JLI at Franchisee's principal place of business, or such other location where Franchisee's books and records are maintained, invoices, receipts, and other documentation to verify any required minimum local advertising expenditure hereunder.

   3.2 JLI shall not arbitrarily refuse to approve proposed advertising or promotional plans or materials submitted for approval by Franchisee pursuant to the Agreement.

   3.3 During the term of the Agreement, JLI shall provide print, radio, and/or television marketing materials at no charge to Franchisee. Such marketing materials shall include materials which use only the Jiffy Lube name and do not contain references to any specific supplier to Jiffy Lube service centers ("Generic Materials"). Franchisee acknowledges and agrees that there shall be no requirement of numerical or other equality between Generic Materials, on the one hand, and supplier-specific materials (including materials which feature Arnold Palmer or other Pennzoil spokesmen and/or Pennzoil-brand products ad or Pennzoil-marketed products (such as Gumout)), on the other, including with respect to the relative amounts spent to produce such Generic Materials and supplier-specific materials.

4. Territorial Protection

   Without limiting the rights explicitly granted in the Agreement:

   4.1 During the term of the Agreement, JLI shall not establish, operate, or license others to establish or operate a service center under the Jiffy Lube name or system within three (3) miles of the Service Center. The foregoing sentence shall not apply to:

     4.1.1 Any Jiffy Lube service center within two (2) miles of the service center which was operating, under construction, under contract, or for which a site was purchased, leased, or optioned before March 17, 1989; or

     4.1.2 Any Jiffy Lube service center more than two (2) miles, but less than three (3) miles, from the Service Center which was operating, under construction, under contract, or for which a site was purchased, leased or optioned before the date of this Amendment; or

     4.1.3 Any Jiffy Lube service center which may be established by another Jiffy Lube franchisee pursuant to the terms of, and within the area defined in, an area development agreement existing on the date of this Amendment.

   4.2 JLI represents and warrants to Franchisee that during the term of the Agreement (but only as long as Pennzoil owns or controls, directly or indirectly, both JLI and PPC) PPC, as set forth in the Commitment and Release attached to this amendment, will not:

     4.2.1 Authorize the installation of any new "Pennzoil 10-Minute Oil Change" signs within a two (2) mile radius of the Service Center, other than the replacement in the normal course of business of any sign installed prior to the date of this Amendment; or

     4.2.2 Extend new major financing to any free-standing quick lube center located within one (1) mile of the Service Center. For purposes of this provision, "major financing" means financing substantially in excess of that generally offered by Castrol, Quaker State, Valvoline, or other major marketers in order to obtain the borrower's commitment to purchase that marketer's brand of oil (other than financing packages made available only to franchisees of those marketers or their affiliates), and "lube center" means any automotive service center the primary business of which is to provide fast, convenient lubrication and fluid maintenance service.


   4.3 Paragraphs 4.1 and 4.2 shall not be construed to reduce any territorial protection to which Franchisee is entitled under the terms of any separate written arrangement with JLI or PPC existing on the date of this Amendment. A copy of each such separate written arrangement (if any) is attached to this Amendment in Exhibit 1. Any territorial protection granted by JLI or PPC under a separate arrangement remains binding only on JLI or PPC, as the case may be.

5.  Renewal Rights

   5.1 This Paragraph 5 shall apply if the Agreement contains no provision regarding renewal of the Agreement or of the rights granted Franchisee thereunder, or if the Agreement contains renewal rights of less than two
(2) consecutive ten (10) year terms.

   5.2 Franchisee, at its option, may renew the rights granted under the Agreement for two (2) consecutive terms of ten (10) years each, subject to the following conditions:

      5.2.1 Franchisee shall have given JLI written notice of Franchisee's election to renew not less than six (6) months nor more than twelve (12) months prior to the end of the then-current term.

      5.2.2 Franchisee shall have completed, to JLI's satisfaction, such maintenance, renovation, and remodeling of the Service Center as JLI may reasonably require.

      5.2.3 Franchisee, at the expiration of the then-current term, shall not be in default of any provision of the Agreement, this Amendment, any other amendment of or successor to the Agreement, or any other agreement between Franchisee and JLI or its subsidiaries, and shall not have committed more than two (2) defaults identified in notices of default received from JLI (whether or not such defaults were cured ) during the last five (5) years of the then-current term.

      5.2.4 Franchisee, at the expiration of the then-current term, shall have satisfied all monetary obligations owed by Franchisee to JLI and its subsidiaries, and shall not have committed more than two (2) monetary defaults identified in notices of default received from JLI (whether or not such defaults were cured) during the last five (5) years of the then-current term.

      5.2.5 At JLI's option, Franchisee shall execute the form of franchise agreement then being offered by JLI to new System Franchisees, as modified to (i) delete the initial franchisee fee payable thereunder and substitute the renewal fee payable pursuant to Paragraph 5.2.8 of this Amendment; and
(ii) provide for a term of ten (10) years, with such renewal terms (if any) as are then remaining under the terms of this Amendment. The new franchise agreement shall supersede the Agreement and this Amendment (or the agreement then expiring) in all respects, and its terms may differ from the terms of the Agreement and this Amendment (or the agreement then expiring). Franchisee acknowledges and agrees that the new franchise agreement may provide for, among other things, a higher monthly Royalty Fee and a greater required advertising expenditure than are specified in the agreement then expiring.

      5.2.6 Franchisee shall comply with JLI's then-current qualification and training requirements.

      5.2.7 Franchisee and JLI shall execute a mutual general release, in a form acceptable to both parties, of any and all claims against each other and their respective affiliates, officers, directors, shareholders, agents, and employees, except (1) claims for which either party has previously given written notice to the other party; and (ii) any claims Franchisee may have which arise from its express third party beneficiary rights under Paragraphs 7, 8, 10, and 11 of the Settlement Agreement dated July 29, 1991, between JLI, PPC, and Jiffy Lube Association of Franchisee, Inc. Any claim excepted under (i) shall be lost and forever waived in the event such claim is not resolved or suit instituted within one (1) year from the date of the written notification of such claim.

      5.2.8 Franchisee shall pay to JLI a nonrefundable renewal fee of ten thousand dollars ($10,000) for the first renewal term hereunder and seven thousand five hundred dollars ($7,500) for the second renewal term hereunder. The applicable renewal fee shall be adjusted upward in proportion to the rate of inflation from the date of this Amendment to the date of renewal, as measured by the Consumer Price Index for urban wage earners and clerical workers, U.S. city average (all items, 1967=100).

6. Supervision of Service Center

Notwithstanding anything to the contrary in the Agreement, the requirement of direct, personal supervision of the Service Center by Franchisee may be satisfied by a manager who has successfully completed the standard Operations Training Course and who devotes full time and best efforts to the operation of the Service Center.

7. Manager Training

Notwithstanding anything to the contrary in the Agreement, Franchisee shall have the right to conduct the standard Operations Training Course required to be completed by each person employed by Franchisee as a manager of the Service Center, provided that the content and administration of Franchisee's training program are approved in advance by JLI. JLI shall have the right to review Franchisee's training program periodically to ensure its quality and to verify that managers are being trained in a timely manner. JLI shall notify Franchisee of any deficiencies in the program. If Franchisee fails to take action to cure such deficiencies within a reasonable time, JLI may revoke its approval of the training program and require Franchisee's managers to attend an Operations Training Course conducted by JLI, until such time as the deficiencies have been corrected.

8. Point-of-Sale Computer System

   8.1 JLI shall provide to Franchisee, and when provided Franchisee shall accept and operate, a point-of-sale computer system specified by JLI (the "POS System"), on the terms set forth below. JLI shall have sole discretion as to the timing of implementation of the POS System for Franchisee. Franchisee shall have the right to substitute, at Franchisee's expense, a POS System for all of Franchisee's existing and future Jiffy Lube Service centers other than the system specified by JLI, but only if
(i) Franchisee, prior to or concurrently with the execution of this Amendment, executes a POS election form in the form designated by JLI; (ii) the substitute system is capable of transmitting to JLI the same data at the same times and in the same form prescribed by JLI for franchisees using the approved POS System; (iii) the substitute system is capable of receiving fleet data from JLI; and (iv) Franchisee actually transmits and receives such data at the same times and in the same form prescribed by JLI for franchisees using the approved POS System.

   8.2 JLI shall provide, at no charge to Franchisee:

      8.2.1 A single-station POS unit for the Service Center;

      8.2.2 The basic POS System software, and periodic updates of such software:

      8.2.3 Written standards and procedures for the operation of the POS System, as modified from time to time in accordance with Paragraph 8.5; and

      8.2.4 At the time of installation of the POS unit, a training session for Franchisee, Franchisee's managers, and Service Center employees in the operation of the POS System.

   8.3 Franchisee shall commence installation of the POS System within ninety (90) days of its receipt of written notice from JLI to implement the POS System.

   8.4 JLI shall bear the cost of initial installation of the POS System at the Service Center, except for any extraordinary costs resulting from special installation needs (such as construction, remodeling, rewiring, additional wiring, or telephone line installation). In addition, JLI shall bear the cost of telecommunication charges associated with Franchisee's daily transmission of data to, or Franchisee's receipt of data from, JLI. Franchisee shall bear (i) all costs of operation of the POS System other than such telecommunications charges, including but not limited to the cost of having available a separate telephone line and labor costs; (ii) all costs of hardware maintenance, repair, and replacement; and (iii) third-party vendor charges for hardware maintenance and support and software operational support, subject to a maximum annual increase in such charges of no more than the annual increase in the unadjusted Producer Price Index for finished goods.

   8.5 Franchisee shall operate the POS System in conformance with the standards and procedures prescribed by JLI from time to time. Franchisee shall, among other things, transmit individual work order/invoice information daily to JLI, and shall transmit specified demographic data (which may, at Franchisee's option, include names and addresses of customers) at least weekly to JLI. Except as otherwise provided in Paragraph 16, JLI shall not sell, disclose, or use such transmitted data for the benefit of any other person or entity without Franchisee's consent.

   8.6 JLI shall solicit comments from Franchisees before making any substantial modification in the POS System. JLI may satisfy this obligation by soliciting comments from (i) a committee or group of franchisees formed specifically to monitor POS matters (which may also include representatives of JLI); or (ii) from a representative sample of Jiffy Lube franchises.

   8.7 JLI shall not license, sublicense, furnish, or provide any enhancements to the POS System developed specifically for, and licensed to, JLI to any person or entity other than a Jiffy Lube franchisee or a Jiffy Lube service center operated by JLI or affiliated of JLI.

9. Transfer Restrictions

Notwithstanding anything to the contrary in the Agreement, JLI shall not unreasonably withhold its consent to any proposed transfer of an interest which requires the consent of JLI under the terms of the Agreement.

10. Changes to Manual

JLI shall not act arbitrarily in making changes to the Policies and Procedures Manual.

11. Unexecuted Agreements

If the Agreement was signed before January 8, 1990, or if the Service Center was opened before that date, JLI hereby forever discharges Franchisee from any unfulfilled obligation under the Agreement to execute a purchase option agreement or a contingent assignment and assumption agreement pertaining to the Service Center or to lease or sublease the Service Center to JLI. Any such agreements executed by Franchisee before the date of this Amendment shall remain in effect according to their terms.

12. Personal Guaranties

     JLI shall not request any shareholder, partner, or transferee of Franchisee to execute personal guaranty of the obligations of Franchisee to JLI under the Agreement unless such request is based on reasonable credit standards. This Paragraph 12 does not enlarge, reduce, or otherwise affect any guaranty existing on the date of this Amendment. Shareholders and partners of Franchisee who are not guarantors of the Agreement as of the date of this Amendment shall not be required to execute a personal guaranty of Franchisee's obligations under this Amendment.

13. Volume Purchasing Arrangements

Notwithstanding anything to the contrary in the Agreement, JLI shall have no obligation to negotiate or attempt to negotiate volume purchasing arrangements for products or services used by Franchisee or other Jiffy Lube franchisees.

14. Services Provided by JLI

     Franchisee hereby forever discharges JLI from any and all oral and
	written agreements and representations, express or implied and written agreements and representations, express or implied, made prior to January
8, 1990 (whether by side letter, course of conduct, or any other means) regarding services to be provided by JLI and/or JLI's personnel in support of the development or operation of the Service Center, such as training, marketing, and store operations (for example, number of long-form reviews, inspections, and site reviews), except such service commitments as are explicitly set forth in the Agreement (as modified by this Amendment).

15. Fleet Credits

So long as JLI is generally notifying franchisees of the amount of fleet credits earned by franchisees within thirty (30) days of JLI's receipt of the necessary documentation from franchisees, JLI shall have the right, without prior notice to Franchisees, to apply fleet credits earned by Franchisee against past due amounts owed by Franchisee to JLI and its affiliates, as follows: first, to past due royalties owed to JLI; second, to past due rent owed to JLI and its affiliates; third, to past due amounts owed to Heritage Merchandising Co., Inc.; and fourth, to any other past due amounts owed to JLI and its subsidiaries. After JLI has received payment from the fleet customer, JLI shall pay to Franchisee (or, at Franchisee's option, credit against future obligations of Franchisee) the amount of any fleet credits remaining after deduction of the items referred to in the preceding sentence, if the aggregate balance for Franchisee's Jiffy Lube service centers at the end of the month exceeds one hundred dollars ($100). If the aggregate monthly balance is less than one hundred dollars ($100), JLI shall hold the balance as a credit until such time as the aggregate monthly balance exceeds $100.

16. Franchisee Financial Information

JLI shall have the right to use any financial statements, sales reports, or other financial or statistical information in connection with efforts by JLI to attract additional franchisees, obtain financing, or raise capital, provided that JLI shall not use such information in any fashion by which such information is or could be traceable to, or identify, a particular franchisee or service center (except with respect to the remarketing by JLI of a service center acquired from a franchisee). In addition, JLI may disclose any such information as may be required by any federal or state agencies or laws, court orders, etc. Except as specifically provided in this Paragraph 16, JLI shall treat such information as confidential and shall not disclose or sell such information or use it for the benefit of any other person or entity.

17. Covenants

  17.1 The undersigned individual shareholders of Franchisee's parent hereby acknowledge and agree to be bound individually by all covenants not to compete applicable to Franchisee under the terms of the Agreement. In the event of termination of any undersigned shareholder's relationship with Franchisee before the expiration or termination of the Agreement, such shareholder or partner hereby agrees to be bound individually, commencing upon the termination of the relationship, by a covenant of the same scope and duration as the covenant applicable to Franchisee upon the expiration, termination, or assignment of the Agreement.

  17.2 Franchisee shall cause each individual or entity who becomes a holder of more than 8% of Franchisee's or its parent's stock or who or which owns any of Franchisee's or its parent's stock and who assumes an active role in Franchisee's management after the execution of this Amendment to execute and deliver to JLI a covenant similar in substance to Paragraph 17.1. Such covenants shall be in a form approved by JLI, including, without limitation, specific identification of JLI as a third party beneficiary with the independent right to enforce such covenants.

18. INTENTIONALLY DELETED

19. INTENTIONALLY DELETED

20. INTENTIONALLY DELETED

21. Acknowledgment

   21.1 Franchisee (for itself and its successors and assigns) and the undersigned shareholders, partners, and guarantors of Franchisee hereby acknowledge and agree that the following do not violate any of their rights as a Jiffy Lube franchisee or as shareholders, partners, or guarantors of
Franchisee:

      21.1.1 Common ownership of JLI and PPC

      21.1.2 Pennzoil's employment of personnel who provide management and staff support for Pennzoil, JLI and PPC, so long as JLI and PPC have separate operating management.

      21.1.3 Pennzoil's and/or PPC's efforts in support of their positions regarding disposal of used motor oil, including applicable existing and proposed laws and regulations.

   21.2 Paragraph 21.1 shall have no further force or effect if Pennzoil ceases to own a controlling interest in JLI or in PPC.

   21.3 Subject to Paragraph 21.2, Pennzoil, PPC, their officers, directors, agents, and employees, and the officers, directors, agents and employees of JLI shall be third party beneficiaries of Paragraph 21.1.

22. Future Franchise Agreements

For two (2) years from the date of this Amendment, if Franchisee exercises any renewal rights granted under the Agreement (as modified by this Amendment), or if Franchisee is offered and executes one or more additional franchise agreements with JLI (whether for new or acquired Jiffy Lube service centers), the franchise agreement(s) offered to Franchisee shall incorporate all of the substantive provisions of this Amendment, and otherwise shall be in the then-current form prescribed by JLI.

23. Effect of Amendment

This Amendment constitutes an integral part of the Agreement. In the event of any conflict between the Agreement and this Amendment, the terms of this Amendment shall control. Except as explicitly modified or supplemented by this Amendment, the Agreement are hereby ratified and confirmed, and the Agreement, as so modified and supplemented, shall remain in full force and effect.

24. Effective Date

Except as otherwise provided in Paragraph 2.3, the effective date of this Amendment shall be the date of its execution by Franchisee and JLI, as set forth in the first paragraph of this Amendment.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date indicated above.

                                       JIFFY LUBE INTERNATIONAL

Date: 07/30/92

                                       By: /s/ Richard A. Holmes
                                           JDP Vice President
                                           Richard A. Holmes

                                       CB LUBES, INC.

                                       By: /s/ Stephen P. Conway
                                           Stephen P. Conway
                                           President

Each undersigned individual represents and warrants to JLI that the undersigned individuals own shares of Lucor, Inc., the parent corporation of Franchisee, as of the date of this Amendment, that they are the only shareholders of Lucor, Inc. who have an active role in the Franchisee's management and that the officer who has executed this Amendment on behalf of Franchisee is duly authorized to bind the Franchisee to the terms of this Amendment.

                                       /s/ Stephen P. Conway
                                       Stephen P. Conway



EXHIBITS TO
LICENSE AGREEMENT AMENDMENT

Exhibit 1     Separate Written Arrangements
               Granting Territorial Protection

Exhibit 2      Intentionally Deleted
Exhibit 3      Intentionally Deleted
Exhibit 4      Intentionally Deleted
Exhibit 5      Current Ownership of Franchisee



EXHIBIT 1
TO LICENSE AGREEMENT AMENDMENT
(See Paragraph 4.3)

Franchisee has no separate written arrangements with JLI or PPC concerning territorial protection.

EXHIBIT 5
TO LICENSE AGREEMENT AMENDMENT (See Paragraph 19.1.3)
FRANCHISEE'S OWNERSHIP

TYPE OF ENTITY: Corporation
STATE OF INCORPORATION: Florida

  OWNER'S          PERCENT          OWNER'S           OWNER'S
   NAME           OWNERSHIP         SPOUSE            ADDRESS

LUCOR, INC.         100%              N/A       Congress Corp. Plaza
                                                902 Clint Moore Road
                                                Suite 100, Bldg. 4
                                                Boca Raton, FL 33487

Jiffy Lube approves of these owners in the percentages shown above.